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Exhibit 5.1

April 7, 2005	Mayer, Brown, Rowe & Maw LLP 700 Louisiana Street Suite 3600 Houston, Texas 77002-2730
Main Tel (713) 221-1651 Main Fax (713) 224-6410 www.mayerbrownrowe.com

J. B. Poindexter & Co., Inc.
1100 Louisiana Street
Suite 5400
Houston, Texas 77002

  Re:
  Registration Statement on Form S-4

Gentlemen:

        We have acted as special counsel to J. B. Poindexter & Co., Inc., a Delaware corporation (the "Issuer"), in connection with the preparation of (a) the Issuer's Registration Statement on Form S-4 (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") on the date hereof pursuant to the Securities Act of 1933, as amended (the "Securities Act"), related to the registration of the Issuer's 8.75% Senior Notes due 2014 (the "Exchange Notes"), and (b) the prospectus contained in the Registration Statement (the "Prospectus"). Pursuant to the Registration Statement, the Issuer is offering to exchange (the "Exchange Offer") up to $200,000,000 aggregate principal amount of the Exchange Notes for a like amount of its outstanding 8.75% Senior Notes due 2014 (the "Unregistered Notes"). The Exchange Notes will be issued upon consummation of the Exchange Offer. The Unregistered Notes were, and the Exchange Notes will be, issued pursuant to an indenture dated as of March 15, 2004 (the "Indenture") between the Issuer and Wilmington Trust Company, as trustee (the "Trustee").

        As special counsel to the Issuer, we have examined, reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, including the Prospectus, (b) the Indenture, (c) resolutions of the Board of Directors of the Issuer regarding, among other things, the Registration Statement, the Indenture and the Exchange Offer, and (d) such other documents, faxes, certificates, instruments and records (collectively, the "Documents") as we have deemed necessary for the purposes hereof. We have also examined, reviewed and relied upon certificates of officers of the Issuer and faxes and certificates of public officials, as to certain matters of fact relating to this opinion, and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

        In our examinations and investigations, we have assumed (a) the genuineness of all signatures on, and the authenticity of, all of the Documents submitted to us as originals and the conformity to the original documents, faxes, certificates, instruments and records of all such Documents submitted to us as copies, (b) the truthfulness of all statements of fact set forth in such Documents, (c) the due authorization, execution and delivery by the parties thereto, other than the Issuer of all Documents examined by us, and (d) that, to the extent such Documents purport to constitute agreements of parties other than the Issuer, such Documents constitute valid, binding and enforceable obligations of such other parties.

        Based on the foregoing and subject to the limitations, conditions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (a) when the Exchange Notes have been duly authorized and executed by the Issuer and (b) the Exchange Notes have been authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to holders tendering into the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be legally issued and will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

        The opinion set forth above is subject, as to enforcement, to (a) bankruptcy, insolvency (including without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, (b) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity at law) and (c) provisions of law that require that a judgment for money damages rendered by a court in the United Sates be expressed only in United States dollars.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us in the Prospectus under the caption "Legal matters." In giving this consent, we do not admit that we are "experts," within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit or otherwise.

        The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to, as in effect on the date hereof, the General Corporation Law of the State of Delaware, as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the relevant Federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.

        It is understood that this opinion is to be used only in connection with the offer and sale by the Issuer of the Exchange Notes while the Registration Statement and the Prospectus are in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Issuer or to any investment therein. The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

Sincerely,
/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP

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  Exhibit 5.1